Exhibit 33.1

Management’s Report on Assessment of Compliance with SEC Regulation AB

Servicing Criteria

1.	Santander Consumer USA Inc. (the “Asserting Party”) is responsible for Assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB as of and for the year ended December 31, 2015 (the “Reporting Period”). The transactions covered by this report include the Asserting Party’s publicly offered registered SDART transactions consisting of auto loans (the “Platform”). See Appendix A.

2.	The Asserting Party used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB (See Appendix B) to assess the compliance with the applicable servicing criteria except for the following criteria which the Asserting Party determined are not applicable to the activities performed by the Asserting Party with respect to the Platform: 1122(d)(1)(iv), 1122(d)(2)(iii), 1122(d)(2)(vi), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), and 1122(d)(4)(xiii).

3.	There were no external enhancements as of and for the year ended December 31, 2015 with respect to the Platform taken as a whole.

4.	With respect to servicing criterion, Item 1122(d)(1)(iii), some of the transactions included in the FY15 Regulation AB Platform require the Company to utilize a backup servicer when certain events, which are specified within the transaction agreements, occur. As of and for the year ended December 31, 2015, the events that would require a backup servicer as listed in the transaction documents did not occur, and therefore the requirement for a backup servicer does not apply.

5.	With respect to servicing criterion Item 1122(d)(2)(i), we have engaged various vendors to serve as repositories for customer payments (i.e. a lockbox bank and a third party money wire transfer provider) as required by the servicing criterion. We have determined that none of the vendors are a “servicer” as defined in Item 1101 (j) of Regulation AB, and we elect to take responsibility for assessing compliance with the portion of the servicing criteria applicable to each vendor as permitted by the SEC’s Compliance and Disclosure Interpretation 200.06, Vendors Engaged by Servicers (“C&DI 200.06”) (formerly SEC Manual Telephone Interpretation 17.06). These outsourced activities themselves are immaterial, we do not believe that the Asserting Party is required to provide an assessment of its compliance with those oversight procedures pursuant to Item 1122(d)(1)(ii). We have policies and procedures in place to provide reasonable assurance that each vendor’s activities comply in all material respects with the servicing criteria applicable to each vendor. The Asserting Party has taken responsibility for assessing compliance with regards to C&DI 200.06 with the portion of the servicing criterion performed by those vendors. We are solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendors and related criteria.

6.	The Asserting Party has complied, in all material respects, with the applicable servicing criteria as of and for the year ended December 31, 2015 with respect to the Platform taken as a whole.

7.	The Asserting Party has not identified and is not aware of any material instance of non-compliance by the vendors with regard to the applicable servicing criteria, or performance of certain functions with regard to the servicing criteria, as of and for the year ended December 31, 2015, with respect to the Platform taken as a whole.

8.	The Asserting Party has not identified any material deficiency in its policies and procedures to monitor the compliance by the vendors with the applicable servicing criteria, as of and for the year ended December 31, 2015 with respect to the Platform taken as a whole.

9.	Deloitte & Touche LLP, a registered public accounting firm, has issued an attestation report on the Asserting Party’s assessment of compliance with all the applicable servicing criteria as of December 31, 2015 and for the Reporting Period.

March 29, 2016

SANTANDER CONSUMER USA INC.

By:	/s/ Rich Morrin
Name: Rich Morrin
Title: Chief Operating Officer

/s/ Jennifer M. Davis
Name: Jennifer M. Davis
Title: Deputy Chief Financial Officer

Appendix A

The Transactions in the Platform include the following:

1	SDART 2010-3

2	SDART 2011-1

3	SDART 2011-2

4	SDART 2011-3

5	SDART 2011-4

6	SDART 2012-1

7	SDART 2012-2

8	SDART 2012-3

9	SDART 2012-4

10	SDART 2012-5

11	SDART 2012-6

12	SDART 2013-1

13	SDART 2013-2

14	SDART 2013-3

15	SDART 2013-4

16	SDART 2013-5

17	SDART 2014-1

18	SDART 2014-2

19	SDART 2014-3

20	SDART 2014-4

21	SDART 2014-5

22	SDART 2015-1

23	SDART 2015-2

24	SDART 2015-3

25	SDART 2015-4

26	SDART 2015-5

APPENDIX B

SERVICING CRITERIA TO BE ADDRESSED IN

INDENTURE TRUSTEE’S AND SERVICER’S ASSESSMENT OF COMPLIANCE

Servicing Criteria		Applicable Indenture Trustee Servicing Criteria	Applicable Servicer Servicing Criteria	Inapplicable Servicing Criteria
Reference	Criteria
General Servicing Considerations

1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.		X

1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.		X

1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the pool assets are maintained.		X1

1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.			X2

1122(d)(1)(v)	Aggregation of information, is mathematically accurate and the information conveyed accurately reflects the information.		X3

Cash Collection and Administration

1122(d)(2)(i)	Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.		X

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X	X

1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.			X

1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.		X

1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.		X

Servicing Criteria		Applicable Indenture Trustee Servicing Criteria	Applicable Servicer Servicing Criteria	Inapplicable Servicing Criteria
Reference	Criteria
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.			X

1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.		X

Investor Remittances and Reporting

1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the Servicer.		X

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X	X

1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X	X

1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X	X

Pool Asset Administration

1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related asset pool documents.		X4

1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements		X

1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.		X

Servicing Criteria		Applicable Indenture Trustee Servicing Criteria	Applicable Servicer Servicing Criteria	Inapplicable Servicing Criteria
Reference	Criteria
1122(d)(4)(iv)	Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related asset pool documents.		X

1122(d)(4)(v)	The Servicer’s records regarding the accounts and the accounts agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.		X

1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s account (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.		X

1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.		X

1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).		X

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.			X

1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s Account documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable Account documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related Accounts, or such other number of days specified in the transaction agreements.			X

1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.			X

1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.			X

Servicing Criteria		Applicable Indenture Trustee Servicing Criteria	Applicable Servicer Servicing Criteria	Inapplicable Servicing Criteria
Reference	Criteria
1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.			X

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.		X

1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.		X

[1]	Some of the transactions included in the FY15 Regulation AB Platform require the Company to utilize a backup servicer when certain events, which are specified within the transaction agreements, occur. As of and for the year ended December 31, 2015, the events that would require a backup servicer as listed in the transaction documents did not occur, and therefore the requirement for a backup servicer does not apply
[2]	None of the transactions included in the FY15 Regulation AB Platform require the Company to maintain a fidelity bond and errors and omissions policy. In prior year’s assertion, criteria was included in applicable but footnoted to show no transactions required the policies.
[3]	Aggregation of Data is a new criteria for 2015. No new procedures were performed as testwork is incorporated in testwork done via 1122 (d)(3)(i)
[4]	Santander Consumer USA has outsourced maintenance and safeguarding of the titling and registering of the vehicles through online services made available by the motor vehicle administrations in various states to DealerTrack Collateral Management Services, a third party that did not provide an Item 1122(d) attestation report and for which Santander Consumer USA has elected to take responsibility for assessing compliance with the servicing criteria or portion of the servicing criteria applicable to Dealer Track Collateral Management Services’ activities as permitted by the SEC’s Compliance and Disclosure Interpretation 200.06, Vendors Engaged by Servicers (“C&DI 200.06”) (formerly SEC Manual Telephone Interpretation 17.06). These outsourced activities themselves are immaterial, we do not believe that the Asserting Party is required to provide an assessment of its compliance with those oversight procedures pursuant to Item 1122(d)(1)(ii). We have policies and procedures in place to provide reasonable assurance that each vendor’s activities comply in all material respects with the servicing criteria applicable to each vendor. The Asserting Party has taken responsibility for assessing compliance with regards to C&DI 200.06 with the portion of the servicing criterion performed by those vendors. We are solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendors and related criteria.